MG High Yield Bond Fund - 10f3

TransactionsQ3 2000

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	Security Purchased    	Comparison Security    	Comparison Security
Issuer	Ziff Davis Media, Inc.	Quebecor Printing	Merrill Corporation
Underwriters	CIBC World Markets, DB AB	Salomon, CSFB, Merrill, MSDW	DLJ
Years of continuous operation, including predecessors	> 3 years	> 3 years	> 3 years
Security	ZD 12%, 7/15/10	QBRCN 6.5%, 8/1/27	MRLL 12%, 5/1/09
Is the affiliate a manager or co-manager of offering?	co-manager	no	No
Name of underwriter or dealer from which purchased	CIBC World Markets	n/a	n/a
Firm commitment underwriting?	yes	yes	yes
Trade date/Date of Offering	7/18/00	7/29/97	11/18/99

Total dollar amount of offering sold to QIBs	$ 250,000,000	$ 150,000,000	$ -
Total dollar amount of any concurrent public offering	$ -	$ -	$ 140,000,000
Total	$ 250,000,000	$ 150,000,000	$ 140,000,000

Public offering price	$ 100.00	$ 99.73	$ 100.00
Price paid if other than public offering price	same	n/a	n/a
Underwriting spread or commission	0.25%	0.35%	0.25%
Rating	B2/B-	Baa2/BBB	B3/B
Current Yield	12.00%	6.52%	12.00%
Total par value of purchased	$ 1,500,000	n/a	n/a
Dollar amount of purchase	$ 1,500,000	n/a	n/a
% of offering purchased by fund	0.60%	n/a	n/a
% of offering purchased by associated funds	0.00%	n/a	n/a
Total	0.60%	n/a	n/a